EXHIBIT 10.2

Agreement

This Consulting and Employment Separation Agreement (the “Agreement”) is entered into as of June 12, 2024, by and between REGENXBIO Inc. (“REGENXBIO”), a Delaware corporation with offices at 9804 Medical Center Drive, Rockville, Maryland 20850, and Ken Mills (“Mr. Mills”), (each a “Party” and collectively the “Parties”).

WHEREAS, Mr. Mills will voluntarily resign from his role of President and Chief Executive Officer of REGENXBIO effective July 1, 2024, but has recently been named Chairman of the Board of Directors of REGENXBIO.

WHEREAS, in addition to his roles as a member and Chairman of the board of directors of REGENXBIO (the “Board”), REGENXBIO desires to retain Mr. Mills as an independent contractor to perform consulting services for REGENXBIO, and Mr. Mills is willing to perform such services, on the terms described herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1.
Description and Performance of Services

During the Term of this Agreement, Mr. Mills shall perform the services set forth in the Scope of Work attached hereto as Exhibit A as a consultant, which is incorporated by reference herein, as reasonably requested by REGENXBIO (the “Services”). Nothing in this Agreement or PIIA (as defined below) shall require Mr. Mills to disclose any information that is otherwise subject to a non-disclosure agreement, confidentiality agreement, or similar agreement, or to violate Mr. Mills’ fiduciary obligations to another company/organization. Further, to the extent permitted by Section 122(17) of the Delaware General Corporation Law or any other applicable law in the event that the applicable entity is not incorporated, formed or organized as a corporation in the State of Delaware, REGENXBIO (for itself and on behalf of each of its wholly-owned subsidiaries) hereby renounces any interest or expectancy to participate in any corporate opportunities that are presented to Mr. Mills in connection with Mr. Mills’ role as Chief Executive Officer and a member of the board of directors of other companies that are not directly competitive with REGENXBIO (collectively, the “Permitted Activities”), and waives any claim against Mr. Mills and shall indemnify Mr. Mills against any claim that Mr. Mills is liable to REGENXBIO for breach of any fiduciary duty solely by reason of Mr. Mills’ participation in any such corporate opportunity arising out of any such Permitted Activity and to the extent otherwise in compliance with the terms of this Agreement and the PIIA.

2.
Compensation
a.
Equity. As consideration for Mr. Mills’ performance under this Agreement, notwithstanding any contrary terms or conditions in the applicable stock option and restricted stock unit agreements, Mills’ service to REGENXBIO will be deemed to be continuous between Mr. Mills’ employment with REGENXBIO and performance of Mr. Mills under this Agreement for the purposes of allowing any stock options or restricted stock units on Schedule 1 to continue vesting for the Term of this Agreement, and for purposes of determining the commencement of the post-termination exercise period of any stock options. Any incentive stock options that are not

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vested and exercised by the date that is three months from the Effective Date (as defined in Section 3(a) below) shall be deemed non-qualified stock options, pursuant to applicable law. The Parties agree that Schedule 1 attached to and made a part of this Agreement accurately reflects the stock options and restricted stock units held by Consultant and the vesting information related to each such grant. Mr. Mills shall not be eligible for an initial equity award grant under REGENXBIO’s Compensation Program for Non-Employee Directors, but will be entitled to any future annual equity award grants on the same terms and in at least the same amount as awarded to other non-employee members of the Board.
b.
Cash. Mr. Mills will not be paid a separate cash fee for his role as a consultant. However, beginning on July 1, 2024. Mr. Mills shall be entitled to any retainer due to a member of the Board pursuant to the REGENXBIO Compensation Program for Non-Employee Directors
c.
Bonus. As additional consideration, Mr. Mills shall be entitled to an annual incentive bonus as defined in his Employment Agreement dated June 30, 2015, as amended (the “Employment Agreement”), for his service as President and Chief Executive Officer of REGENXBIO for the full year of 2024, as reasonably determined by the Compensation Committee of the Board of Directors of REGENXBIO, and payable in accordance with the terms set forth in the Employment Agreement.
d.
Expenses. REGENXBIO will reimburse Mr. Mills for all reasonable, necessary and documented out-of-pocket expenses directly incurred by Mr. Mills in the performance of Services hereunder, provided that any travel be approved in advance. This shall include legal fees for the review of this Agreement not to exceed $25,000. REGENXBIO shall reimburse Mr. Mills for such expenses upon delivery of receipts evidencing such expenses.
e.
Performance of Services. Mr. Mills shall devote such time as reasonably necessary to carry out the Services hereunder.
f.
Benefits. Health insurance coverage will end on July 31, 2024. Mr. Mills will be eligible to continue participating in REGENXBIO’s healthcare plan in accordance with COBRA effective on August 1, 2024. Provided that Mr. Mills remains eligible for COBRA, REGENXBIO will pay Mr. Mills the cost of COBRA benefits continuation until January 31, 2025. Mr. Mills’ eligibility to participate in all other REGENXBIO benefit plans will end effective on July 1, 2024.
3.
Term and Termination
g.
Term. Subject to earlier termination or extension as hereinafter provided, Mr. Mills’ engagement hereunder shall be for a term of one (1) year, commencing on July 1, 2024 (the “Effective Date”), and shall only be extended thereafter upon the mutual written agreement of the Parties. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as the “Term”).
h.
Termination for Breach. If either Party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the

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non-breaching Party may terminate this Agreement in the event that the breach is not cured within 30 days after receipt by the other Party of written notice of breach.
i.
Termination Other than for Breach. Notwithstanding any other provision hereof, this Agreement may be terminated by either Party for any reason upon 30 days’ prior written notice to the other Party.
j.
Effect of Termination; Survival. Upon the expiration or other termination of this Agreement, Mr. Mills shall cease performing Services hereunder and Mr. Mills’ service to REGENXBIO will be deemed to be terminated under the award agreements between REGENXBIO and Mr. Mills as of the termination date for the stock options and restricted stock units on Schedule 1. For clarity, the effects of such termination of service include, but are not limited to, the ceasing of vesting of all stock options and restricted stock units on Schedule 1 as of such termination date and the expiration of any unexpired stock options three months after such termination date, pursuant to the applicable stock option agreement between REGENXBIO and Mr. Mills (except when such termination is due to death or disability). Provided, however, expiration or termination of this Agreement will not impact any stock options, restricted stock units, or other equity or equity-based awards granted as part of Mr. Mills’ service as a member of the Board of Directors. The rights and obligations set forth in Sections 3-5 and 7-12 shall survive any expiration or termination of the Agreement.
4.
Proprietary Rights

REGENXBIO and Mr. Mills entered into a Proprietary Information and Inventions Agreement effective as of May 18, 2015 (the “PIIA”), which shall be incorporated into and made part of this Agreement. Notwithstanding any terms or conditions to the contrary in the PIIA, all rights, obligations and restrictions pursuant to the PIIA shall be interpreted to continue in full force and effect during the term of this Agreement as if Mr. Mills were an employee of the Company during such term; provided, however, nothing created or learned by Mr. Mills in connection with the Permitted Activities, shall be subject to or covered by the PIIA.

5.
Independent Contractor Status

It is understood and agreed that effective July 1, 2024, Mr. Mills is an independent contractor and is not an employee of REGENXBIO or any of REGENXBIO’s affiliates and that REGENXBIO will not make any deductions for any statutory withholdings, such as income tax, pension plans, unemployment insurance or worker’s compensation. Other than as specified herein, Mr. Mills will not be entitled to participate in any medical, dental, extended health or group life insurance plans of REGENXBIO. Mr. Mills is not and shall not hold himself out to be an agent, legal representative, partner, subsidiary, joint venturer or employee of REGENXBIO, and Mr. Mills shall have no right or power to, and shall not bind or obligate REGENXBIO in any manner whatsoever or represent that Mr. Mills has any right to do so.

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6.
Non-Exclusive Service

Mr. Mills shall retain the right to perform work for others during the term of this Agreement, provided, however, that, Mr. Mills will not provide consulting services or other services to another company engaged in developing competitive gene therapy related products.

7.
Use of Name

Neither Party may use the name of the other Party, or any variation thereon or adaptation thereof, in any endorsement, advertising, promotional sales literature or other publicity without the prior written approval of such other Party, such approval not to be unreasonably withheld, conditioned or delayed.

8.
Representations, Warranties and Covenants

Mr. Mills represents, warrants and covenants to the best of his knowledge that the performance of the Services contemplated by this Agreement (a) does not and will not violate any agreements or undertakings of Mr. Mills with any other third party; (b) Mr. Mills has full authority to grant to REGENXBIO all rights granted hereunder; (c) Mr. Mills shall perform all Services in accordance with all applicable laws, rules, regulations and guidelines, including without limitation and to the extent applicable those relating to privacy and data protection; and (d) Mr. Mills is not debarred under Section 306 of the Federal Food, Drug & Cosmetic Act, or otherwise debarred, suspended, excluded, disqualified, or otherwise restricted from working on, providing services for, or participating in any U.S. Food and Drug Administration-regulated activity or federally-funded contract, grant, cooperative agreement, health care program, or research activity, or from practicing before any government agency as a consequence of misconduct of any kind, and that Mr. Mills is not, to his knowledge, presently the subject of any ongoing debarment, suspension, exclusion, disqualification, or restriction proceeding before any government agency.

9.
Indemnification and D&O
a.
REGENXBIO agrees to indemnify, defend and hold harmless Mr. Mills and his heirs, successors, assigns, subcontractors, employees, agents and representatives (collectively, the “Indemnified Parties”), from and against any and all loss, demands, claims, actions, damages, liability, judgments, cost and expenses, (including, but not limited to, reasonable attorneys’ fees and disbursements attendant thereto), arising out of, resulting from, or in connection with REGENXBIO’s breach of any duty, obligation, representation, warranty, and/or covenant in this Agreement, or a failure to comply with any provision of this Agreement, the performance of Services by Mr. Mills, unless such loss or liability is a result of the gross negligence or willful misconduct of Mr. Mills, or occasioned wholly or in part by any act or omission of REGENXBIO. Reasonable expenses incurred by Mr. Mills (including attorneys’ fees and costs) as a party to a proceeding promptly will be paid or reimbursed by REGENXBIO in advance of the final disposition of the proceeding; provided, that Mr. Mills agrees to repay such amount if it shall ultimately be determined that the standard of conduct has not been met. Costs and expenses incurred by MR. Mills in defense of a proceeding under this Section 9(a) shall be paid upon receipt by REGENXBIO of: (i) a written request for payment; (ii) appropriate documentation evidencing

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the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Mr. Mills to repay the amounts so paid if it shall ultimately be determined that the Mr. Mills is not entitled to be indemnified by REGENXBIO.
b.
During Mr. Mills’ service hereunder and as a director, and at all times thereafter, during which Mr. Mills may be subject to liability, Mr. Mills shall be entitled to the protection of any insurance policies REGENXBIO maintains for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by Mr. Mills in connection with any action, suit or proceeding to which he may be made a party by reason of Executive’s being or having been a director, officer or employee of REGENXBIO or any of its subsidiaries in the same manner and at the same level as provided to other directors and officers of the Company. Notwithstanding anything to the contrary herein, Mr. Mills’ rights under this Section 9(b) shall survive the termination or expiration of this Agreement for any reason.
10.
Limitation of Liability

IN NO EVENT SHALL MR. MILLS BE LIABLE TO REGENXBIO OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, DELAY OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS RESULTING FROM, ARISING OUT OF, OR IN CONNECTION WITH THE SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER MR. MILLS WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL MR. MILLS’ CUMULATIVE LIABILITY FOR DAMAGES OF ANY TYPE TO REGENXBIO UNDER THIS AGREEMENT EXCEED FIFTY THOUSAND DOLLARS. MR. MILLS DISCLAIMS ALL WARRANTIES WITH RESPECT TO ITS SERVICES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, QUALITY OF INFORMATION, SECURITY, RELIABILITY, TIMELINESS, AND AVAILABILITY OF BACKED-UP DATA. REGENXBIO IS SOLELY RESPONSIBLE FOR THE SECURITY AND INTEGRITY OF ITS DATA AND SYSTEMS.

11.
Release

In exchange for certain payments and other consideration under this Agreement, the parties agree to enter into REGENXBIO’s standard form employment release agreement.

12.
Miscellaneous
k.
Interpretation. Wherever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow

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the term “including” (or “includes”). Any reference in this Agreement to “day(s)” or “month(s)” shall be deemed to mean calendar day(s) or calendar month(s), respectively, unless expressly provided otherwise.
l.
Governing Law; Consent to Personal Jurisdiction. This Agreement shall be construed and governed in accordance with the laws of the State of Maryland without giving effect to conflict of law provisions. The Parties hereby submit to the exclusive jurisdiction of and venue in the District or Circuit courts located within Montgomery County, Maryland with respect to any and all disputes concerning the subject of this Agreement.
m.
Injunctive Relief. Mr. Mills acknowledges that REGENXBIO will not have an adequate remedy at law nor will be adequately compensated by money damages for injury caused in the event that Mr. Mills breaches or threatens to breach Mr. Mills’ obligations under Section 4 of this Agreement. It is therefore agreed that REGENXBIO shall be entitled to obtain a restraining order, injunction, or decree of specific performance from a court of equity in the event of any such breach. Nothing herein shall be construed to prevent or preclude REGENXBIO from pursuing any other remedies available to REGENXBIO for any such breach.
n.
Assignability. This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and its successors and permitted assigns. Neither Party shall have the right to assign this Agreement without the written consent of the other.
o.
Modification; Severability. This Agreement may be varied, amended or extended only by a written agreement between the Parties that specifically refers to this Agreement. If any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment, then such provision shall be severed from this Agreement and shall be rendered inoperative; and the remaining provisions of this Agreement shall remain binding on the Parties hereto.
p.
Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
q.
Waiver. No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.
r.
Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document. This Agreement may be delivered by facsimile or electronic transmission, and facsimile or electronic copies of executed documents shall be binding as original copies.
s.
Entire Agreement. The terms and conditions herein and in the PIIA constitute the entire agreement between the Parties relating to the subject matter of this Agreement and shall supersede all previous communications between the Parties with respect to the subject matter of

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this Agreement. Unless specifically provided for in this Agreement, this Agreement shall not modify Mr. Mills rights or obligations as a member of the Board. Neither Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other Party that is not set out or referred to in this Agreement.
t.
WAIVER OF JURY TRIAL. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY FOR ANY DISPUTES ARISING OUT OF THIS AGREEMENT.

[Signature Page Follows]

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IN WITNESS WHEREOF, and intending to be legally bound, each Party hereby executes this Agreement effective as of the Effective Date.

REGENXBIO Inc.

By: /s/ Patrick J. Christmas II	/s/ Kenneth T. Mills
Name: Patrick J Christmas	Kenneth T. Mills
Title: Chief Legal Officer	Date: June 12, 2024
Date: June 12, 2024

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[Signature Page to Consulting Agreement]

Exhibit A

Scope of Work

Mr. Mills will provide services in connection with serving as an advisor to the President and Chief Executive Officer of RGENXBIO, as reasonably requested by REGENXBIO from time to time.

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Schedule 1

Equity Awards Outstanding as of June 12, 2024

Incentive Stock Options*

Grant Date	Strike Price	Options Granted	Options Outstanding	Options Exercisable	Expiration / Cancellation Date
24-Sep-2014	$0.85	471,743	0	0	24-Sep-2024
24-Sep-2014	$0.85	98,103	36,316	36,316	24-Sep-2024
19-May-2015	$3.76	30,752	30,752	30,752	19-May-2025
28-Jan-2016	$13.09	4,687	4,687	4,687	28-Jan-2026
04-Jan-2017	$19.50	4,689	4,689	4,689	04-Jan-2027
03-Jan-2018	$35.80	4,111	4,111	4,111	03-Jan-2028
03-Jan-2019	$40.82	2,449	2,449	2,449	03-Jan-2029
02-Jan-2020	$38.99	2,564	2,564	2,564	02-Jan-2030
04-Jan-2021	$44.97	2,223	2,223	0	04-Jan-2031
03-Jan-2022	$34.31	2,914	2,914	0	03-Jan-2032
03-Jan-2023	$22.25	4,496	4,496	0	03-Jan-2033
02-Jan-2024	$18.34	5,453	5,453	0	02-Jan-2034
TOTAL		634,184	100,654	85,569

*Incentive stock options which are not vested and exercised within three months of the Effective Date will be treated for tax purposes as non-qualified stock options.

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Non-Qualified Stock Options

Grant Date	Strike Price	Options Granted	Options Outstanding	Options Exercisable	Expiration / Cancellation Date
24-Sep-2014	$0.85	2,747	0	0	24-Sep-2024
24-Sep-2014	$0.85	135,607	0	0	24-Sep-2024
19-May-2015	$3.76	244,248	50,602	50,602	19-May-2025
28-Jan-2016	$13.09	220,313	220,313	220,313	28-Jan-2026
04-Jan-2017	$19.50	125,311	125,311	125,311	04-Jan-2027
03-Jan-2018	$35.80	159,389	159,389	159,389	03-Jan-2028
03-Jan-2019	$40.82	187,551	187,551	187,551	03-Jan-2029
02-Jan-2020	$38.99	267,436	267,436	267,436	02-Jan-2030
04-Jan-2021	$44.97	182,944	182,944	158,163	04-Jan-2031
03-Jan-2022	$34.31	167,274	167,274	102,822	03-Jan-2032
03-Jan-2023	$22.25	260,436	260,436	93,829	03-Jan-2033
02-Jan-2024	$18.34	299,797	299,797	0	02-Jan-2034
TOTAL		2,253,053	1,921,053	1,365,416

Restricted Stock Units

Grant Date	RSUs Granted	RSUs Previously Vested	RSUs Outstanding
04-Jan-2021	40,984	30,738	10,246
03-Jan-2022	35,796	17,898	17,898
03-Jan-2023	54,753	13,688	41,065
02-Jan-2024	64,103	0	64,103
TOTAL	195,636	62,324	133,312

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